UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2019

Whitestone REIT
(Exact Name of Registrant as Specified in Charter)

Maryland	001-34855	76-0594970

(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500
Houston, TX	77063

(Address of Principal Executive Offices)	(Zip Code)

(713) 827-9595

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 22, 2019, Whitestone REIT (the “Company”) and its operating partnership, Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), entered into a Note Purchase and Guarantee Agreement (the “Note Agreement”) together with certain subsidiary guarantors as initial guarantor parties thereto (the “Subsidiary Guarantors”) and The Prudential Insurance Company of America and the various other purchasers named therein (collectively, the “Purchasers”) providing for the issuance and sale of $100 million of senior unsecured notes of the Operating Partnership, of which (i) $50 million are designated as 5.09% Series A Senior Notes due March 22, 2029 (the “Series A Notes”) and (ii) $50 million are designated as 5.17% Series B Senior Notes due March 22, 2029 (the “Series B Notes” and, together with the Series A Notes, the “Notes”) pursuant to a private placement that closed on March 22, 2019 (the “Private Placement”). Obligations under the Notes are unconditionally guaranteed by the Company and by the Subsidiary Guarantors.

The principal of the Series A Notes will begin to amortize on March 22, 2023 with annual principal payments of approximately $7.1 million. The principal of the Series B Notes will begin to amortize on March 22, 2025 with annual principal payments of $10.0 million. The Notes will pay interest quarterly on the 22nd day of March, June, September and December in each year until maturity.

The Operating Partnership may prepay at any time all, or from time to time part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus a make-whole amount. The make-whole amount is equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the Notes being prepaid over the aggregate principal amount of such Notes (as described in the Note Agreement). In addition, in connection with a Change of Control (as defined in the Note Purchase Agreement), the Operating Partnership is required to offer to prepay the Notes at 100% of the principal amount plus accrued and unpaid interest thereon.

The Note Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type and substantially similar to the Operating Partnership’s existing senior revolving credit facility, including limitations on liens, incurrence of investments, acquisitions, loans and advances and restrictions on dividends and certain other restricted payments. In addition, the Note Agreement contains certain financial covenants substantially similar to the Operating Partnership’s existing senior revolving credit facility, including the following:

•	maximum total indebtedness to total asset value ratio of 0.60 to 1.00;

•	maximum secured debt to total asset value ratio of 0.40 to 1.00;

•	minimum EBITDA (earnings before interest, taxes, depreciation, amortization or extraordinary items) to fixed charges ratio of 1.50 to 1.00;

•	maximum other recourse debt to total asset value ratio of 0.15 to 1.00; and

•	maintenance of a minimum tangible net worth of $372 million plus 75% of the net proceeds from additional equity offerings.

In addition, the Note Agreement contains a financial covenant requiring that maximum unsecured debt not exceed the lesser of (i) an amount equal to 60% of the aggregate unencumbered asset value and (ii) the debt service coverage amount (as described in the Note Agreement). That covenant is substantially similar to the borrowing base concept contained in the Operating Partnership’s existing senior revolving credit facility.

The Note Agreement also contains default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults with other indebtedness and guarantor defaults. The occurrence of an event of default under the Note Agreement could result in the Purchasers accelerating the payment of all obligations under the Notes. The financial and restrictive covenants and default provisions in the Note Agreement are substantially similar to those contained in the Operating Partnership’s existing credit facility.

Net proceeds from the Private Placement will be used to refinance existing indebtedness. The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The above summary of the Note Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Agreement. A copy of the Note Agreement, including the forms of the Notes, has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description
10.1
Note and Guarantee Agreement, dated March 22, 2019, among Whitestone REIT Operating Partnership, L.P. and Whitestone REIT, the Initial Subsidiary Guarantors named therein, and the Purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT
Date: March 28, 2019	By:	/s/ David K. Holeman
David K. Holeman
Chief Financial Officer